EXHIBIT 99.1

OpenTV Appoints Ben Bennett as Chief Executive Officer

San Francisco, Calif., March 10, 2008 - OpenTV (NASDAQ GM: OPTV), a leading provider of solutions for the delivery of advanced digital television and advanced advertising services, announced today that its Board of Directors had appointed Ben Bennett as its Chief Executive Officer. Mr. Bennett assumes this role after having served as Acting Chief Executive Officer and Chief Operating Officer since August 29, 2007.

“Since his appointment as Acting Chief Executive Officer, Ben has demonstrated strong leadership skills and has focused OpenTV on growing its core businesses of middleware and advanced advertising solutions and realigning its organization to achieve its goal of sustainable profitability,” commented André Kudelski, Executive Chairman of OpenTV. “The Board of Directors has full confidence in Ben and believes that he is the right person to lead the company forward.”

“I have always been excited by OpenTV’s people, products and our market opportunity, and I am delighted to assume the role of Chief Executive Officer in a permanent capacity,” said Ben Bennett, Chief Executive Officer of OpenTV. “Over the past few months, we have made good progress in realigning our organization and refocusing our efforts around our core businesses. However, we still have a great deal of work ahead of us innovating and evolving our technology and services such that we can compete aggressively in this global, digital economy. OpenTV will focus on creating and delivering innovative and high quality solutions for our customers in conjunction with sensible cost control to enable the company to meet its goal of sustainable and scalable profitability.”

Ben Bennett has been with OpenTV since March 2000. Prior to his appointment last August as Acting Chief Executive Officer and Chief Operating Officer, Mr. Bennett served as Managing Director for OpenTV’s European Operations overseeing operations and relationships with European network operators, broadcasters, and set-top box and conditional access manufacturers. He has also served as Senior Vice President and General Manager of OpenTV’s Worldwide Professional Services, Consulting and Support group, managing the company’s product deployment and integration teams in the U.S., Europe, and Asia Pacific.

About Open TV

OpenTV is one of the world’s leading providers of advanced digital television solutions dedicated to creating and delivering compelling interactive experiences to consumers of digital content worldwide. The company’s software has been integrated in more than 100 million digital devices around the world, and enables enhanced program guides, video-on-demand, personal video recording, enhanced television, interactive shopping, interactive and addressable advertising, and a variety of consumer care and communication applications. For more information, please visit www.opentv.com.

Contacts:
Christine Oury	Denise Roche / Brad Edwards
OpenTV	Brainerd Communicators
Tel: +1 415-962-5433	Tel: +1 212-986-6667
roche@braincomm.com / edwards@braincomm.com
Lisa Ruiz Rogers
Manning Selvage & Lee
Tel: +1 323 866 6059 lisa.rogers@mslpr.com